As filed with the Securities and Exchange Commission on June 26, 2002

Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVATIVE COATINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)
Georgia	58-2337027
(State of Incorporation)	(IRS Employer ID No.)

1650 Airport Drive, Suite 110

Kennesaw, Georgia 30144

(770) 919-0100

(Address and Telephone Number of Principal Executive Offices)

2002 Stock Option Plan

2002 Employee, Consultant and Advisor Stock Compensation Plan

(Full title of the plan)

Jerry Phillips, Chief Executive Officer

Innovative Coatings Corporation

1650 Airport Drive, Suite 110

Kennesaw, Georgia 30144

(770) 919-0100

(Name and address of agent for service)

COPIES TO:

Robert J. Mottern, Esq.

Weizenecker, Rose, Mottern and Fisher, P.C.

1800 Peachtree Street, Suite 620

Atlanta, Georgia 30309

Telephone: (404) 365-9799
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share (1)	750,000	$0.56	$420,000	$38.64
Common Stock, no par value per share (2)	750,000	$0.56	$420,000	$38.64

(1) Consists of an aggregate of 750,000 shares of Common Stock, par value no per share, authorized under the Innovative Coatings Corporation 2002 Stock Option Plan. Pursuant to Rule 457(h), the offering price is calculated solely for purposes of calculating the registration fee based on the closing bid price of the Common Stock as reported on the OTC Bulletin Board on June 21, 2002.

(2) Consists of an aggregate of 750,000 shares of Common Stock, par value no per share, authorized under the Innovative Coatings Corporation 2002 Employee, Consultant and Advisor Stock Compensation Plan. Pursuant to Rule 457(h), the offering price is calculated solely for purposes of calculating the registration fee based on the closing bid price of the Common Stock as reported on the OTC Bulletin Board on June 21, 2002.

(3) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

PART I

ITEM 1. Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

  Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;
  Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002;
  All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2001.

From the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. Interests of Named Experts and Counsel.

Counsel for the Registrant, Weizenecker, Rose, Mottern and Fisher, P.C., has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plans, will have been validly issued, fully paid, and nonassessable. Robert J. Mottern is a member of Weizenecker, Rose, Mottern and Fisher, P.C. and may be offered options or shares of Common Stock registered under this Registration Statement.

ITEM 6. Indemnification of Directors and Officers.

The Company's Articles of Incorporation and Bylaws do not contain any provision that limits the personal liability of directors to the Company and its stockholders.

The Company Bylaws provide that the Company's officers, directors, employees and agents are entitled to indemnification from the Company for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person was or is a director, officer, employee or agent of the Company or served in another enterprise at the request of the Company, provided that the person indemnified acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to a criminal action or proceeding, had no reason to believe his/her conduct was unlawful. Therefore, while the directors and officers may be accountable to the Company as fiduciaries, the Company has a more limited right of action then it would have absent the indemnification provisions contained in the Bylaws.

The Company believes that the indemnification provisions of its Bylaws covers at least negligence and gross negligence by such directors and officers, and requires the Company to advance litigation expenses in case of actions, including shareholder derivative actions, against an undertaking by the officer or director to repay such advances if it is ultimately determined that the officer or director is not entitled to indemnification. These provisions do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We believe that these provisions are essential to attracting and retaining qualified persons as directors and officers.

Insofar as indemnification for liabilities under the 1933 Act may be permitted to directors, officers or persons controlling the Company, we has been informed that in the opinion of the Securities an Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and unenforceable.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibit.
Exhibit No.	Exhibit
5	Opinion re: Legality.
10.1	2002 Employee, Consultant and Advisor Stock Compensation Plan.
10.2	Form of Stock Payment Agreement.
10.3	2002 Stock Option Plan
24.1	Consent of Tauber and Balser, P.C.
24.2	Consent of Weizenecker, Rose, Mottern and Fisher, P.C. to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5).

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on June 24, 2002.
INNOVATIVE COATINGS CORPORATION
Date: June 24, 2002	/s/ Jerry Phillips
By: Jerry Phillips, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Don H. Sigler Don H. Sigler	Chairman	June 24, 2002

/s/ Jerry Phillips Jerry Phillips	Director	June 24, 2002

/s/ Wayne Bean Wayne Bean	Director	June 24, 2002